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                                                                      EXHIBIT 21


                               SUBSIDIARIES OF THE COMPANY

      Norton McNaughton of Squire, Inc., a New York Corporation ("Squire"), is a wholly-owned subsidiary of the Company. Norty's Inc., a Delaware corporation, is a wholly-owned Subsidiary of Squire.